Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Second Quarter 2008 Financial Results

XYREM® Sales Reach Record $12.4 Million

PALO ALTO, Calif., August 7, 2008 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the quarter ended June 30, 2008.

Total revenues for the quarter ended June 30, 2008 were $15.5 million, compared to $14.3 million for the quarter ended June 30, 2007. XYREM® (sodium oxybate oral solution) net sales for the second quarter of 2008 increased 29 percent to $12.4 million, compared with $9.6 million for the second quarter of 2007.

The quarter ended June 30, 2008 also included the first net sales of LUVOX CR® (fluvoxamine maleate) Extended-Release Capsules, which was launched in April 2008. Net sales during the quarter were $0.7 million.

“The response from physicians and patients to this important new treatment option for obsessive compulsive disorder and social anxiety disorder has been very positive,” said Robert Myers, President of Jazz Pharmaceuticals. “We are continuing to expand awareness of LUVOX CR and expect significant prescription growth in the second half of 2008.”

Research and development expenses for the second quarter of 2008 were $21.9 million, compared to $17.4 million for the second quarter of 2007. The increase primarily reflected expenses associated with the clinical development of JZP-6 (sodium oxybate) for the treatment of fibromyalgia.

“We expect to report top-line data from the first of two Phase III clinical trials of JZP-6 in the fourth quarter of 2008, and to submit a New Drug Application to the U.S. Food and Drug Administration by the end of 2009,” said Samuel Saks, M.D., Chief Executive Officer.

Selling, general and administrative expenses for the second quarter of 2008 were $34.1 million, compared to $18.2 million for the second quarter of 2007. The increase was primarily due to spending in connection with the launch of LUVOX CR, increased headcount and higher expenses to support the company’s larger sales force.

Net loss for the second quarter of 2008 was $51.9 million, compared to $39.9 million in the second quarter of 2007.

During the quarter ended June 30, 2008, net cash used in operating activities was $44.6 million. Jazz Pharmaceuticals’ cash, cash equivalents and marketable securities balance was $54.7 million as of June 30, 2008. Approximately $40 million in cash was raised through three transactions completed subsequent to June 30, 2008.

Recent Highlights

•

In June 2008, enrollment was closed with 550 subjects in the first of two Phase III clinical trials of JZP-6 in fibromyalgia. Top-line results for this trial are expected in the fourth quarter of 2008. Enrollment is more than 50 percent complete in the second Phase III clinical trial of JZP-6 at clinical sites in the U.S. and Europe.

•

On June 11, 2008, Jazz Pharmaceuticals announced a reduction in early-stage research and development activities, and delays in the timelines for two clinical development programs, in order to reduce its research and development expenses. The company implemented a workforce reduction of 33 employees to align the organization with its revised strategic goals.

•

On June 12, 2008, Harvey Moldofsky, M.D., University of Toronto, and Sarah Alvarez-Horine of Jazz Pharmaceuticals presented abstracts on “Disordered Sleep and Sleep-related Daytime Functioning in Fibromyalgia Syndrome (FMS)” and “Effects of Sodium Oxybate on Sleep Physiology and Sleep-related Symptoms in Fibromyalgia” at the EULAR (European League Against Rheumatism) meeting in Paris, France.

•	On July 21, 2008, Jazz Pharmaceuticals closed a registered direct offering of common stock and warrants with approximately $24.5 million in net proceeds.

•

On July 23, 2008, Jazz Pharmaceuticals and UCB Pharma Limited signed an amendment to the XYREM license and distribution agreement between the companies under which Jazz Pharmaceuticals received a $10.0 million payment from UCB.

•

On August 1, 2008, Jazz Pharmaceuticals divested its Antizol® and Antizol-Vet® products in a sale to Paladin Labs. Jazz Pharmaceuticals received a cash payment of approximately $5.5 million in connection with the sale, and is entitled to receive additional payments based on product sales during the next three years if sales of the products exceed certain levels.

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its financial results and financial guidance and provide an update on its commercial and development activities on August 7, 2008 commencing at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast may be accessed on Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. An archived version of the webcast will be available through August 21, 2008. Investors may participate in the conference call by dialing 866-831-6270 in the U.S., or 617-213-8858 outside the U.S., and entering passcode 59360987. A replay of this call will be available until August 21, 2008 at 888-286-8010 or 617-801-6888 (international), using the passcode 27421347.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to future sales of LUVOX CR, the continued development of Jazz Pharmaceuticals’ JZP-6 product candidate for the treatment of fibromyalgia and the timing of the release of clinical results and submission of a New Drug Application to the U.S. Food and Drug Administration. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the launch and sales of LUVOX CR; the development of Jazz Pharmaceuticals’ JZP-6 product candidate, including the risk that clinical trial results may require Jazz Pharmaceuticals to discontinue the development of that product candidate; the need for additional funds; and manufacturing, regulatory requirements and competition. These and other risk factors are discussed under “Risk Factors” in Jazz Pharmaceuticals’ prospectus supplement filed with the Securities and Exchange Commission under Rule 424(b)(5) on July 16, 2008. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$14,751	$13,615	$28,735	$25,240
Royalties, net	503	360	868	571
Contract revenues	285	289	569	2,541

Total revenues	15,539	14,264	30,172	28,352
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technology)	2,796	1,679	5,094	3,682
Research and development	21,882	17,407	43,125	32,274
Selling, general and administrative	34,109	18,175	66,889	32,514
Amortization of intangible assets	3,846	2,287	5,966	4,649
Provision for government settlement	—	17,469	—	17,469

Total operating expenses	62,633	57,017	121,074	90,588

Loss from operations	(47,094)	(42,753)	(90,902)	(62,236)
Interest income	450	1,300	1,347	2,391
Interest expense	(5,235)	(3,314)	(9,021)	(6,582)
Other (expense) income, net	(1)	4,904	(13)	1,835
Gain on sale of product rights	—	—	—	5,145

Net loss	$(51,880)	$(39,863)	$(98,589)	$(59,447)

Net loss per share, basic and diluted	$(2.17)	$(5.27)	$(4.14)	$(15.59)

Weighted-average common shares used in computing net loss per share, basic and diluted	23,858	7,561	23,800	3,813

JAZZ PHARMACEUTICALS, INC. SUMMARY OF PRODUCT SALES, NET (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Xyrem	$12,405	$9,628	$23,746	$18,252
Antizol	1,632	3,987	4,275	6,623
Luvox CR	714	—	714	—
Cystadane	—	—	—	365

Total	$14,751	$13,615	$28,735	$25,240

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$51,202	$102,945
Restricted cash	1,998	1,939
Marketable securities	1,500	—
Accounts receivable	5,221	5,389
Inventories	6,219	2,213
Prepaid expenses	3,680	3,224
Other current assets	376	381

Total current assets	70,196	116,091
Property and equipment, net	4,260	3,941
Intangible assets, net	71,074	36,040
Goodwill	38,213	38,213
Long-term restricted cash and investments	—	12,000
Other long-term assets	2,848	1,269

Total assets	$186,591	$207,554

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$6,099	$3,459
Accounts payable	8,522	2,856
Accrued liabilities	31,252	29,047
Purchased product rights liability	21,000	—
Deferred revenue	3,430	1,494

Total current liabilities	70,303	36,856
Non-current portion of deferred revenue	11,899	12,468
Liability under government settlement	13,063	14,881
Senior secured notes	113,704	75,116
Common stock subject to repurchase	13,241	13,241
Stockholders’ equity (deficit)	(35,619)	54,992

Total liabilities and stockholders’ equity (deficit)	$186,591	$207,554

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Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Matthew Fust, Chief Financial Officer

650-496-2800

investorinfo@jazzpharmaceuticals.com